Exhibit 3.1

Execution Version

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

NORTHERN TIER ENERGY LLC

This Second Amended and Restated Limited Liability Company Operating Agreement (the “Agreement”) of Northern Tier Energy LLC (the “Company”) is made, entered into and effective as of July 31, 2012, by Northern Tier Energy LP, a Delaware limited partnership (“NTE LP”) and Northern Tier Energy Holdings LLC, limited liability company (“NTEH”). NTE LP and NTEH are each referred to herein as a “Member” and collectively as the “Members”).

RECITALS

A. An authorized person executed and caused to be filed with the Secretary of State of the State of Delaware the Certificate of Formation (as amended from time to time, the “Certificate of Formation”) of the Company on June 23, 2010 (the “Formation Date”) in order to form a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act (6 Del C. § 18-101 et seq.), as amended (the “Act”).

B. Northern Tier Holdings LLC (“NTH”) is currently the sole member of the Company.

C. NTH is the only party to that certain Limited Liability Company Agreement of the Company dated as June 23, 2010, as amended and restated on December 1, 2010 (the “Original Agreement”).

D. In connection with the initial public offering of common units representing limited partner interests in NTE LP, NTH contributed 100% of its Membership Interest to NTE LP and NTE LP contributed a 0.01% Membership Interest to NTEH.

E. The parties desire to amend and restate the Original Agreement to provide for a multi-member limited liability company, and to make certain other amendments, in each case, as set forth herein.

F. The parties agree that upon the execution and delivery of this Agreement by the parties hereto, the Original Agreement will be amended and restated in its entirety as set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by and between the parties hereto as follows:

ARTICLE I

ORGANIZATION

1.01. Member Confirmation. Each Member hereby confirms and agrees to its status as Member of the Company as set forth herein.

1.02. Office of the Company. The Company shall have its principal office at 38C Grove Street, Suite 100, Ridgefield, CT 06877, and may establish such other offices or places of business for the Company as the Member may deem appropriate.

1.03. Registered Office and Registered Agent. The Company shall have its registered office in the State of Delaware at Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

1.04. Purposes of the Company. In furtherance of its purposes, but subject to the provisions of this Agreement, the Company shall have all powers necessary and appropriate for the accomplishment of such purposes that are conferred to limited liability companies under the Act. The purposes of the Company shall be to engage in any lawful business the Company may undertake.

1.05. Term of the Company. The existence of the Company commenced as of the date that the Certificate was filed with the Secretary of State of the State of Delaware and shall continue until dissolution thereof in accordance with the provisions of the Certificate or this Agreement.

1.06. Name of the Company. The name of the Company is Northern Tier Energy LLC. The business of the Company may be conducted upon compliance with all applicable laws, under any other name designated by the Member; provided that such name contains the words “Limited Liability Company” or the abbreviation “L.L.C.” or the designation “LLC”.

ARTICLE II

MANAGEMENT OF COMPANY

2.01. Board of Directors. The business and affairs of the Company shall be managed by a board of directors (the “Board of Directors”). The members of the Board of Directors shall be deemed “managers” of the Company as such term is defined in the Act. Except as otherwise expressly provided in this Agreement or as required by the Act, all management powers over the business and affairs of the Company shall be exclusively vested in the Board of Directors. The composition of the Board of Directors (and any committee of the Board of Directors to the extent established by the Board of Directors) shall be constituted in accordance with the requirements of the First Amended and Restated Limited Liability Company Agreement of Northern Tier Energy GP LLC, as may be amended and/or restated from time to time, the “GP LLC Agreement”). The Board of Directors shall be designated by NTE LP (each member of the Board of Directors, a “Director”).

2.02. Meetings of the Board of Directors and Committees.

(a) Meetings. Except as set forth in Section 2.02(b), all actions of the Board of Directors (or any committee of the Board of Directors) shall be taken at meetings of the Board of Directors (or such committee) in accordance with Article II. The Board of Directors (or any committee of the Board) shall meet at such time and at such place as the Chairman of the Board (or the chairman of such committee or, if no such chairman, then a majority of the members of such committee) may designate.

(b) Notice.

(i) Written notice of all regular meetings of the Board of Directors (or any committee of the Board of Directors) must be given to all Directors (or all members of such committee) at least two days prior to the regular meeting of the Board of Directors (or such committee).

(ii) Special meetings of the Board of Directors (or any committee of the Board of Directors) shall be held at the request of the Chairman, a majority of the Directors (or a majority of the members of such committee) or NTE LP upon at least two days (if the meeting is to be held in person) or twenty-four hours (if the meeting is to be held telephonically) oral or written notice to the Directors (or the members of such committee) or upon such shorter notice as may be approved by the Directors (or the members of such committee), which approval may be given before or after the relevant meeting to which the notice relates.

(iii) All notices and other communications to be given to Directors (or members of a committee) shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received as an attachment to an electronic mail message or facsimile, and shall be directed to the address, electronic mail address or facsimile number as such Director (or member) shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors (or committee) need be specified in the notice of such meeting.

(iv) Any Director (or member of such committee) may waive the requirement of such notice as to such Director (or such member).

(c) Conduct of Meetings. Any meeting of the Board of Directors (or any committee of the Board of Directors) may be held by telephone conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

(d) Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors (or any committee thereof) may be taken without a meeting.

2.03 Quorum; Voting.

(a) Quorum. Directors representing more than fifty percent of the voting power of the Board of Directors (or a majority of the members of a committee of the Board), present in person or by proxy, shall constitute a quorum for the transaction of business, but if at any meeting of the Board (or committee) there shall be less than a quorum present, a majority of the Directors (or members of a committee) present may adjourn the meeting without further notice. The Directors (or members of a committee) present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors (or members of a committee) to leave less than a quorum; provided, however, that only the acts of the Directors (or members of a committee) meeting the requirements of Section 2.03(b) shall be deemed to be acts of the Board (or such committee).

(b) Voting. Except as otherwise provided in this Agreement, the effectiveness of any vote, consent or other action or decision of the Board of Directors (or any committee) in respect of any matter shall require either (i) the presence of a quorum and the affirmative vote of at least a majority of the Directors (or members of such committee), which must include votes cast in favor by at least one Director appointed by each of the Sponsors (as defined in the GP LLC Agreement) for so long as such Sponsor is a Qualifying Member (as defined in the GP LLC Agreement) or (ii) the written consent (in lieu of meeting) of the Directors (or members of such committee) having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of the Board of Directors (or any committee) at which all Directors (or members of such committee) entitled to vote thereon were present and voted and which, for the avoidance of doubt, must include the written consent in favor by at least one Director appointed by each of the Sponsors for so long as such Sponsor is a Qualifying Member. For purposes of calculating whether a majority of the Board has voted in favor of or against any action, each Director other than the Sponsor Directors shall have one vote, and each Sponsor Director shall have three votes. Any Director may vote in person or by proxy (pursuant to a power of attorney) on any matter that is to be voted on by the Board at a meeting thereof.

2.04 Officers. (a) The Board of Directors may, from time to time, designate one or more persons to be officers of the Company. No officer need be a resident of the State of Delaware. Any officers so designated shall have such authority and perform such duties as the Board of Directors may, from time to time, delegate to them. The Board of Directors may assign titles to particular officers. Unless the Board of Directors decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law (the “DGCL”), the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any restrictions on such authority imposed by the Board of Directors. Any number of offices may be held by the same person. Any delegation pursuant to this Section 2.04 may be revoked at any time by the Board of Directors.

(b) Each officer shall hold office until his or her successor shall be duly designated and qualified or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided.

(c) Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Board of Directors. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

(d) Any officer may be removed as such, either with or without cause, by the Board of Directors at any time. Any vacancy occurring in any office of the Company may be filled by the Board of Directors.

2.05. Additional Management Provisions. (a) Each Director designated to the Board of Directors on behalf of ACON or TPG, as the case may be, may share confidential, non-public information about the Company with the Sponsor on whose behalf he was designated.

(b) Notwithstanding anything to the contrary in this Agreement, any other agreement or at law or in equity, when any Director takes any action under this Agreement to give or withhold his consent, such Director shall have no duty (fiduciary or other) to consider the interests of the Company or the Members (other than the Sponsor on whose behalf such Director was appointed) and may act exclusively in such Sponsor’s interest and shall have only the duty to act in good faith.

2.06. Certain Transactions. The fact that a Member or any of its affiliates is directly or indirectly interested in or connected with any person, firm or corporation employed by the Company to render or perform a service, or from which or to whom the Company may buy or sell any property, shall not prohibit the Company from employing or dealing with such person, firm or corporation.

2.07. No Tax Election. The Board of Directors shall not make an election to have the Company treated as an association taxable as a corporation for federal income tax purposes.

ARTICLE III

CAPITAL CONTRIBUTION; RESIGNATION; DISTRIBUTIONS

3.01. Membership Interests. On the date hereof, each such Member shall hold interest in the Company (the “Membership Interest”) in the amount shown on such Schedule B. As used herein, a Member’s “Sharing Percentage” shall equal its Membership Interest.

3.02 Capital Contributions. Except as otherwise provided in this Section 3.02, no Member shall be obligated to make any contribution to the capital of the Company (any such contribution, a “Capital Contribution”). If Capital Contributions are called for, each Member shall make Capital Contributions at such times and in such amounts as may be determined by the Board of Directors. Each Member agrees to make Capital Contributions from time to time as appropriate in respect of reasonable administrative and other reasonable expenses of the Company any may be determined by the Board of Directors.

3.03 Capital Accounts. The Company shall maintain a capital account (the “Capital Account”) for each Member that shall consist of (a) the sum of (i) such Member’s Capital Contributions paid to the Company as of any given time, (ii) the portion of the Company’s net income allocated to the Member pursuant to Section 4.02, and (iii) the amount of any Company liabilities assumed by such Member, less (b) the sum of (A) the portion of the Company’s net loss allocated to the Member pursuant to Section 4.02, (B) all distributions made by the Company to the Member pursuant to Sections 3.06 and 5.03, and (C) the amount of such Member liabilities assumed or paid by the Company by action of the Member.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations under Section 704(b) of the Code, and to the extent not inconsistent with the provisions of this Agreement, shall be interpreted and applied in a manner consistent with such Treasury Regulations.

3.04 Return of Capital. Except upon the dissolution of the Company as provided in Section 5.01 herein, no Member shall have the right to withdraw from the Company or to demand or to receive the return of all or any part of its Capital Account or its Capital Contributions to the Company.

3.05 No Interest on Capital Contribution. No Member shall be paid interest on any of its Capital Contributions or on its Capital Account.

3.06 Distributions. Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Board of Directors; provided, that any such distributions shall be made in accordance with each Member’s Sharing Percentage. Notwithstanding any provisions to the contrary contained in this Agreement, the Company shall not make a distribution to a Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law. Distributions may be made in cash or in-kind. Each Member may reserve amounts for anticipated expenses or contingent liabilities of the Company.

ARTICLE IV

ALLOCATIONS

4.01 Allocations.

(a) Except as otherwise set forth in this Section 4.01, for Capital Account purposes, all items of income, gain, loss and deduction shall be allocated among the Members in accordance with the Sharing Percentages.

(b) Notwithstanding Section 4.01(a), no item of deduction or loss shall be allocated to a Member to the extent the allocation would cause a negative balance in such Member’s Capital Account (after taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) that exceeds the amount that such Member would be required to reimburse the Company pursuant to this Agreement or under applicable law.

(c) For federal, state and local income tax purposes, items of income, gain, loss, deduction and credit shall be allocated to the Members in accordance with the allocations of the corresponding items for Capital Account purposes under this Section 4.02, except that items with respect to which there is a difference between tax and book basis will be allocated in accordance with Section 704(c) of the Code using the “remedial method” under Treasury Regulation Section 1.704-3(d)..

ARTICLE V

DISSOLUTION AND TERMINATION OF THE COMPANY

5.01 Events Causing Termination. The Company shall be dissolved and its affairs shall be wound up upon the first occurrence of either of the following:

(a) termination hereof by the Members; or

(b) the occurrence of any of the events set forth in Section 18-801(4) of the Act that affects the Members and thereby results in the dissolution of the Company.

5.02. Winding Up. Upon dissolution of the Company, the Members shall proceed diligently to wind up the affairs of the Company and distribute its assets.

5.03 Liquidation and Termination. Upon dissolution of the Company, as expeditiously as is reasonable, the Company shall pay the liabilities of the Company and make distributions in the following manner and order:

(a) to creditors, including the Members, if it is a creditor to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or by establishment of reserves); and

(b) to the Members in accordance with their Capital Account balances.

At such time as the distributions provided for in (i) and (ii) above have been made, the Company shall terminate.

5.04 Accounting on Liquidation. Upon liquidation, a proper accounting shall be made by the Company’s accountants of the Company’s assets, liabilities and results of operations through the last day of the month in which the Company is terminated.

ARTICLE VI

COMPANY EXPENSES, BOOKS AND RECORDS

6.01. Operating Expenses. The Company shall pay all current expenses, including administrative expenses and fees, before any allocations may be made to the Member.

Appropriate reserves may be determined and charged to the capital accounts of the Members (in accordance with generally accepted accounting principles) for contingent liabilities, if any, as of the date any such contingent liabilities become known to the Members.

6.02. Fiscal Year and Method of Accounting. The fiscal year of the Company for tax and accounting purposes shall be the 12-month (or shorter) period ending on the last day of December of each year.

6.03. Records. The books and records of the Company shall be maintained at the principal office and place of business of the Company.

6.04. Financial Statements and Reports. The Board of Directors shall oversee the accounting, tax and record keeping matters of the Company.

ARTICLE VII

LIABILITY AND INDEMNIFICATION

7.01. Liability. (a) Liability to Company. No Member, nor any employee, Director, officer, agent, shareholder, limited partner or general partner of a Member, nor any member of the Board of Directors shall be liable, responsible or accountable in damages or otherwise to the Company by reason of acts, omissions or errors in judgment, except for acts, omissions or errors in judgment that are found by a court of competent jurisdiction to be the result of such person’s fraud, gross negligence or willful misconduct. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 7.01 shall not be construed so as to relieve (or attempt to relieve) a person of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 7.01 to the fullest extent permitted by law.

(b) No Personal Liability of the Members. No Member shall be subject in such capacity to any personal liability whatsoever to any person in connection with the Company assets or the acts, obligations or affairs of the Company. Each Member shall have the same limitation of personal liability as is extended to stockholders of a private corporation for profit incorporated under the DGCL. The rights accruing to the Members under this Section 7.01 shall not exclude any other right to which such Members may be lawfully entitled, nor shall anything herein contained restrict the right of the Company to indemnify or reimburse the Members in any appropriate situation even though not specifically provided herein.

(c) Liability to Third Parties. Except as provided in this Section 7.01, no Member nor any employee, Director, officer, agent, shareholder, limited partner or general partner of a Member in his or her capacity as such shall be liable under a judgment, decree, or order of a court, or in any other manner, for any debt, obligation or liability of the Company.

7.02. Indemnification. To the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless each Member, each member of the Board of Directors and each employee, Director, officer, agent, shareholder, limited partner and general partner of each

Member (each, an “Indemnified Person”) from and against any loss, liability, damages, cost or expense (including legal fees and expenses and any amounts paid in settlement) (each a “Loss” and collectively “Losses”) resulting from a claim, demand, lawsuit, action or proceeding by reason of any act or omission performed or omitted by such Indemnified Person on behalf of the Company in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Agreement; provided that such acts or omissions of such Indemnified Person are not found by a court of competent jurisdiction to constitute fraud, gross negligence or willful misconduct. Expenses, including legal fees, incurred by an Indemnified Person and relating to any claim, demand, lawsuit, action or proceeding for which indemnification is sought under this Section shall be paid by the Company upon demand by the Indemnified Person; provided that the Indemnified Person shall reimburse the Company for such expenses if it is ultimately determined that such Indemnified Person is not entitled to indemnification hereunder.

ARTICLE VIII

GENERAL PROVISIONS

8.01. Amendments to this Agreement. The terms and provisions of this Agreement may be modified or amended at any time and from time to time by the written consent of the Members.

8.02. Entire Agreement. This Agreement supersedes all prior agreements with respect to the subject matter hereof. This instrument contains the entire agreement with respect to such subject matter. This instrument may not be amended, supplemented or discharged, and no provision hereof may be modified or waived, except expressly by an instrument in writing signed by the Members. No waiver of any provision hereof shall be deemed a waiver of any other provision nor shall any such waiver by any party be deemed a continuing waiver of any matter. No amendment, modification, supplement, discharge, or waiver hereof or hereunder shall require the consent of any person not a party to this Agreement.

8.03. Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications (collectively, “Notices”) authorized or required to be given pursuant to this Agreement shall be given in writing, shall be either personally delivered to the Member to whom it is given or delivered by an established delivery service by which receipts are given or mailed by first-class mail, postage prepaid, or sent by facsimile or electronic mail, addressed to such Member at the following addresses (or at such other address for a Member as shall be specified by like notice):

if to NTE LP, to:

Northern Tier Energy GP LLC

38C Grove Street, Suite 100

Ridgefield, CT 06877

Attn: General Counsel

And

if to NTEH, to:

Northern Tier Energy Holdings LLC

38C Grove Street, Suite 100

Ridgefield, CT 06877

Attn: General Counsel

All notices, other communications or documents shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when receipt is acknowledged in writing by addressee, if by facsimile transmission or electronic mail; (iii) five (5) business days after having been deposited in the mail, postage prepaid, if mailed by first class mail; and (iv) on the first business day with respect to which a reputable air courier guarantees delivery; provided, however, that notices of a change of address shall be effective only upon receipt.

8.04. GOVERNING LAW; VENUE. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ALL MATTERS LITIGATED THAT INVOLVE THIS AGREEMENT OR ANY RELATED DOCUMENTS OR MATTERS HEREUNDER SHALL BE BROUGHT ONLY IN THE DELAWARE CHANCERY COURT OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE.

8.05. Future Actions. The Company and each Member shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement.

8.06 Limitation on Rights of Others. None of the provisions of this Agreement, including Section 3.02, shall be for the benefit of or enforceable by any creditor of the Company. Furthermore, no Member shall have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement. Nothing in this Agreement shall be deemed to create any legal or equitable right, remedy or claim in any person not a party hereto (other than an Indemnified Person).

8.07 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each Member and its respective successors and permitted assigns.

**[Remainder of this page intentionally left blank. Signature page to follow.]

IN WITNESS WHEREOF, each Member has executed and delivered this Second Amended and Restated Limited Liability Company Operating Agreement of Northern Tier Energy, LLC as of the date first above written.

NORTHERN TIER ENERGY LP By: Northern Tier Energy GP LLC, its general partner

By:	/s/ Peter T. Gelfman
Name: Peter T. Gelfman
Title: Vice President, General Counsel & Secretary

NORTHERN TIER ENERGY HOLDINGS, LLC

By:	/s/ Peter T. Gelfman
Name: Peter T. Gelfman
Title: Vice President, General Counsel & Secretary

Signature Page to

Second Amended and Restated

Limited Liability Company

Operating Agreement of

Northern Tier Energy LLC

SCHEDULE A

NAME AND ADDRESS OF MEMBERS

Name	Address
Northern Tier Energy LP	38C Grove Street, Suite 100 Ridgefield, CT 06877 Attention: General Counsel

Northern Tier Energy Holdings LLC	38C Grove Street, Suite 100 Ridgefield, CT 06877 Attention: General Counsel

SCHEDULE B

MEMBERSHIP INTEREST OF MEMBERS

Name	Membership Interest
Northern Tier Energy LP	99.99%
Northern Tier Energy Holdings LLC	0.01%